Exhibit 10.1

FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED WAREHOUSING CREDIT AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED WAREHOUSING CREDIT AND SECURITY AGREEMENT (this “Fifth Amendment”) is made effective as of the 23rd day of April, 2020, by and among WALKER & DUNLOP, LLC, a Delaware limited liability company (“Borrower”), WALKER & DUNLOP, INC., a Maryland corporation (“Parent”), and PNC BANK, NATIONAL ASSOCIATION (“Lender”).

R E C I T A L S

WHEREAS, Lender, Borrower and Parent are parties to that certain Second Amended and Restated Warehousing Credit and Security Agreement, dated as of September 11, 2017, by and among Borrower, Parent, and Lender, as amended by that First Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated as of September 15, 2017, that Second Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated as of September 10, 2018, that Third Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated May 20, 2019, and that Fourth Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, dated September 6, 2019 (as amended, the “Credit Facility Agreement”), whereby upon the satisfaction of certain terms and conditions set forth therein, the Lender agreed to make Warehousing Advances from time to time, up to the Warehousing Credit Limit (each such term as defined in the Credit Facility Agreement).

WHEREAS, Borrower has requested, and Lender has agreed, pursuant to the terms hereof, to modify certain terms of the Credit Facility Agreement as set forth in this Fifth Amendment.

NOW, THEREFORE, for and in consideration of the premises, the mutual entry of this Fifth Amendment by the parties hereto and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Section 1.     Recitals. The Recitals are hereby incorporated into this Fifth Amendment as a substantive part hereof.

Section 2.    Definitions. Terms used herein and not otherwise defined shall have the meanings set forth in the Credit Facility Agreement.

Section 3.    Amendments to Credit Facility Agreement. The Credit Facility Agreement is hereby amended as follows:

(a)               The Warehousing Note referenced in Section 1.3 and attached to the Credit Facility Agreement as Exhibit A, is hereby replaced with the Seventh Amended and Restated Warehousing Note attached to this Fifth Amendment as Exhibit A.

(b)               Section 3.4 of the Credit Facility Agreement is hereby amended and restated as follows:

“3.4        Facility Fee

Borrower shall pay to Lender an annual facility fee in an amount equal to ten (10) basis points of the Standard Warehousing Credit Limit (the “Facility Fee”), to be paid quarterly in arrears, commencing on the first Business Day of each Calendar Quarter following the Closing Date during the term of this Agreement. In addition to the foregoing, Borrower shall pay to Lender an annual facility fee in an amount equal to ten (10) basis points of the amount for which the Standard Warehousing Credit Limit is temporarily increased pursuant to the terms of the first paragraph of Section 3.13 hereof (the “Temporary Facility Fee”), with such Temporary Facility Fee to be paid in arrears and calculated on a pro rata basis based on the number of calendar days such temporary increase of the Warehousing Credit Limit remains in effect.

Additionally, in the event Borrower exercises its right under the second paragraph of Section 3.13 and seeks an increase of the Maximum Warehousing Credit Limit up to the Limited Bulge Credit Limit, Borrower shall pay to Lender a bulge commitment fee in an amount calculated as follows: ten (10) basis points (0.001) multiplied by the portion of the Bulge Increase Amount actually drawn as a Warehousing Advance hereunder, then divided by 365 (for the number of days in the year), then multiplied for the number of days that the portion of the Bulge Increase Amount is actually drawn as a Warehousing Advance hereunder remains outstanding (the “Bulge Commitment Fee”). For example, if the Bulge Increase Amount is $1,200,000,000 and such amount is fully drawn as a Warehousing Advance and remains outstanding for 60 days, the additional commitment fee would be $197,260.27, based on the following calculation: .001 x $1,200,000,000 = 1,200,000; 1,200,000/365 = 3,287.71 , 3,287.71 x 60 = $197,260.27. The Bulge Commitment Fee shall be payable in full upon repayment of the Warehousing Advances drawn with respect to the Bulge Increase Amount.”

(c)               Section 3.13 of the Credit Facility Agreement is hereby amended and restated as follows:

“3.13     Increases to Standard Warehousing Credit Limit

Borrower shall have the right, upon no less than five days prior written notice to Lender, during the term of this Agreement, to request one or more incremental increases to the Standard Warehousing Credit Limit, in amounts of One Hundred Million Dollars ($100,000,000.00) each (each is herein a “Minimum Incremental Amount”), up to the Maximum Warehousing Credit Limit. Borrower’s notice shall indicate (i) the amount of the incremental increase of the Standard Warehousing Credit Limit and (ii) the effective date for the increase of the Standard Warehousing Credit Limit. Any incremental increase shall be made at the sole discretion of Lender. Provided such incremental increase is approved by Lender, said incremental increase of the Standard Warehousing Credit Limit shall remain in effect for a period of forty five (45) days following such effective date.

Borrower shall have the additional one time right, upon no less than five days prior written notice to Lender, to request an increase of the Maximum Warehousing Credit Limit up to the Limited Bulge Credit Limit. Borrower’s notice shall indicate (i) the amount of the increase of the Maximum Warehousing Credit Limit (the “Bulge Increase Amount”), and (ii) the effective date for the increase of the Maximum Warehousing Credit Limit. The increase of the Maximum Warehousing Credit Limit by the Bulge Increase Amount shall remain in effect for a period of sixty (60) days following the effective date for said increase”

(d)               The following defined term set forth in Section 13.1 of the Credit Facility Agreement is hereby deleted in its entirety and replaced with the following:

‘“Limited Bulge Credit Limit” means Three Billion Two Hundred Million Dollars ($3,200,000,000.00).’

‘“Warehousing Credit Limit” means the Standard Warehousing Credit Limit, the Maximum Warehousing Credit Limit, or the Limited Bulge Credit Limit, as applicable.’

Section 4.         Ratification, No Novation, Effect of Modifications. Except as may be amended or modified hereby, the terms of the Credit Facility Agreement are hereby ratified, affirmed and confirmed and shall otherwise remain in full force and effect. Nothing in this Fifth Amendment shall be construed to extinguish, release, or discharge or constitute, create or effect a novation of, or an agreement to extinguish, release or discharge, any of the obligations, indebtedness and liabilities of Borrower or any other party under the provisions of the Credit Facility Agreement or any of the other Loan Documents, unless specifically herein provided.

Section 5.        Amendments. This Fifth Amendment may be amended or supplemented by and only by an instrument executed and delivered by each party hereto.

Section 6.        Waiver. The Lenders shall not be deemed to have waived the exercise of any right which they hold under the Credit Facility Agreement unless such waiver is made expressly and in writing (and no delay or omission by any Lender in exercising any such right shall be deemed a waiver of its future exercise). No such waiver made as to any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance, or any other such right. Without limiting the operation and effect of the foregoing provisions hereof, no act done or omitted by any Lender pursuant to the powers and rights granted to it hereunder shall be deemed a waiver by any Lender of any of its rights and remedies under any of the provisions of the Credit Facility Agreement, and this Fifth Amendment is made and accepted without prejudice to any of such rights and remedies.

Section 7.        Governing Law. This Fifth Amendment shall be given effect and construed by application of the law of the Commonwealth of Pennsylvania.

Section 8.        Headings. The headings of the sections, subsections, paragraphs and subparagraphs hereof are provided herein for and only for convenience of reference, and shall not be considered in construing their contents.

Section 9.         Severability. No determination by any court, governmental body or otherwise that any provision of this Fifth Amendment or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of (i) any other such provision or (ii) such provision in any circumstance not controlled by such determination. Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

Section 10.       Binding Effect. This Fifth Amendment shall be binding upon and inure to the benefit of Borrower, Parent, Lender, and their respective permitted successors and assigns.

Section 11.       Counterparts. This Fifth Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto have executed and delivered this Fifth Amendment under their respective seals as of the day and year first written above.

WALKER & DUNLOP, LLC, as Borrower

By:	/s/ Stephen P. Theobald
Name:	Stephen P. Theobald
Title:	Executive Vice President and Chief Financial Officer

WALKER & DUNLOP, INC., as Parent

By:	/s/ Stephen P. Theobald
Name:	Stephen P. Theobald
Title:	Executive Vice President and Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Steven Pachla
Name:	Steven Pachla
Title:	Vice President

EXHIBIT A

SEVENTH AMENDED AND RESTATED WAREHOUSING NOTE

$3,200,000,000.00	___________________,2020

WALKER & DUNLOP, LLC, a Delaware limited liability company (“Borrower”) previously delivered to PNC Bank, National Association (together with its successors and assigns, “Lender”), that certain Sixth Amended and Restated Warehousing Note, dated September 15, 2017, in the principal amount of Two Billion Five Hundred Sixty Six Million Dollars ($2,566,000,000.00) (the “Original Note”). The Original Note evidences a line of credit and is the Warehousing Note referred to in that certain Second Amended and Restated Warehousing Credit and Security Agreement, dated as of September 11, 2017, by and between the Borrower and Lender, as amended from time to time (the “Agreement”). Borrower, Lender and Walker & Dunlop, Inc., a Maryland corporation are contemporaneously herewith amending the Original Credit Facility Agreement, pursuant to that certain Fifth Amendment to Second Amended and Restated Warehousing Credit and Security Agreement, of even date herewith (the “Credit Facility Agreement”), and in connection therewith, Borrower and Lender desire to amend and restate the Original Note in its entirety as follows:

FOR VALUE RECEIVED, Borrower promises to pay to the order of PNC Bank, National Association, a national banking association (together with its successors and assigns, “Lender”) in accordance with the provisions of the Agreement (as hereafter defined), at the offices of Lender located at One PNC Plaza, Pennsylvania 15222, or at such other place as Lender may designate from time to time (i) the principal sum of Three Billion Two Hundred Million Dollars ($3,200,000,000) or so much thereof as may be outstanding under the Agreement, (ii) interest on that amount from the date of each Warehousing Advance from Lender until repaid in full, and (iii) all other fees, charges and other Obligations due to Lender under the Agreement, at the rates, at the times, and in the manner set forth in the Agreement. All payments under this Note and the Agreement must be made in lawful money of the United States and in immediately available funds.

This Seventh Amended and Restated Warehousing Note (this “Note”) replaces the Original Note in its entirety, and evidences a line of credit and is the Warehousing Note referred to in the Agreement. Reference is made to the Agreement (which is incorporated by reference as fully and with the same effect as if set forth at length in this Note) for a description of the Collateral and a statement of (a) the covenants and agreements made by Borrower, (b) the rights and remedies granted to Lender, and (c) the other matters governed by the Agreement. Capitalized terms not otherwise defined in this Note have the meanings set forth in the Agreement.

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In addition to principal, interest, fees and other charges payable by Borrower under this Note and the Agreement, Borrower must pay in accordance with the terms of Section 11.4(a) of the Agreement, all out-of-pocket costs and expenses of Lender, including reasonable fees, expenses and disbursements of counsel, in connection with the enforcement and collection of this Note.

Borrower waives demand, notice, protest and presentment in connection with collection of amounts outstanding under this Note.

This Note is governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflicts of laws, as an instrument under seal.

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IN WITNESS WHEREOF, Borrower has caused this Seventh Amended and Restated Note to be duly executed as of the date set forth above as a sealed instrument.

WALKER & DUNLOP, LLC,
a Delaware limited liability company

By:
Name:
Title: